Rebate and Marketing Fund
                  Addendum to The 1994/1995 Microsoft
                           Channel Agreement
                        (July - December, 1994)

This Addendum ("Addendum") entered into as of the 1st day of July, 1994, modifies that certain Microsoft 1993/1994 Channel Agreement ("Agreement") between MICROSOFT CORPORATION ("MS") having its principal place of business at One Microsoft Way Redmond, WA 98052 and EGGHEAD SOFTWARE ("CUSTOMER") having its principal place of business at 22011 SE 51st Street, Issaquah, WA 98027. The Agreement is hereby supplemented as follows:

1.  Purpose

The purpose of this Addendum is to set forth the framework by which CUSTOMER may earn Rebates and Marketing Funds. For purposes of this Addendum, capitalized terms not otherwise defined herein, shall have the same definitions as set forth in the Agreement

2.  Term and Termination

This Addendum shall be effective as of the date executed by MS below, and shall expire on December 31, 1994. Either party may terminate this Addendum, with or without cause, upon thirty (30) days prior written notice. This Addendum is not valid unless both MS and CUSTOMER have executed a Microsoft 1994/1995 Channel Agreement.

3.  Definitions

All capitalized terms included in this Addendum are as defined in Schedule A attached hereto.

4.  Rebates

4.1  Rebate Program

CUSTOMER is eligible to receive up to a ----- percent (-----%) Rebate during the Rebate and Marketing Fund Period. The Rebate shall be paid provided CUSTOMER complies with the program guidelines outlined in Schedule B. Notwithstanding such program guidelines, MS may, at its sole discretion, ------------------------- of the Rebate prior to the end of the Rebate and Marketing Fund Period. The Rebate so paid may be adjusted subsequently based upon compliance with the program guidelines.

5.  Marketing Funds

5.1  Base Level Funds

In partial consideration for CUSTOMER's Qualified ----------------, MS hereby grants to CUSTOMER the use of Marketing Funds calculated -------- by the total --------- Product CUSTOMER purchased from MS multiplied by each Product s respective Marketing Fund --------------- as outlined in Schedule C attached hereto. MS reserves the right to modify Schedule C at anytime without notice. Marketing Funds accrue ---- and shall expire on -----------------.

Marketing Funds shall not begin accruing until both CUSTOMER and MS have executed this Addendum. Should CUSTOMER fail to execute, or should MS be unable to execute this Addendum by ----------------, for each full month after --------------, in which this Addendum is not executed, CUSTOMER shall not receive such month's Marketing Fund accrual.

5.2  Opportunity Funds

Periodically, MS may allow CUSTOMER to participate in other MS programs in which CUSTOMER shall receive additional Marketing Funds.

5.3  Guidelines for Marketing Fund Use

MS shall provide CUSTOMER with a guideline of activities which MS sees as a priority for spending the funds. The Microsoft Reseller Marketing Fund Guidelines is attached hereto as Schedule D, and Section 5.4 below.

5.4  Street Date Program

From time to time, MS may announce new Product or new versions of existing Product for which MS shall set a Street Date. MS shall ship such Product to CUSTOMER provided that:

(a) CUSTOMER shall not display or sell the Product in any sales office, retail store, or outlet prior to established Street Date; and

(b) CUSTOMER's distribution centers and warehouse shall not distribute, for period of up to ----- (-----) months, Product to any individual sales office, retail store or outlet which MS in its sole discretion has determined in violation of the Street Date Program.

Should CUSTOMER violate the terms of this Section 4.2, CUSTOMER shall be penalized ----- (-----) of the total Marketing Fund accrual for the ---- in which the violation occurred. Further, for a period of up to
- ----- (-----) months, MS reserves that right to withhold shipment to CUSTOMER of future Product until the Street Date of such Product

6.  Reporting Requirements

CUSTOMER shall submit reports to MS as outlined in CUSTOMER's Rebate Guidelines, and in Schedule E attached hereto in accordance with the EDI Reporting Guidelines attached hereto as Schedule F. Failure by CUSTOMER to comply with the terms of the Guidelines will result in CUSTOMER's loss of its ------------------------- total for each ----- reporting is non-compliant. Further, CUSTOMER shall ----- (-----) of its Marketing Fund accruals for each ----- reporting is non-compliant.

IN WITNESS WHEREOF, the parties have signed this Addendum on the date indicated below. This Addendum is hereby made part of the Agreement. All terms and conditions of the Agreement not supplemented herein shall remain in full force and effect. This Addendum is not binding until executed by MS.


AGREED AND ACCEPTED TO BY	             AGREED AND ACCEPTED TO BY
MICROSOFT CORPORATION ("MS"):	         EGGHEAD SOFTWARE
	                                      ("CUSTOMER")

By                                    	By

Name (please print)	                   Name (please print)
Title	                                 Title

                                      	6/30/94
Date	                                  Date


                                  Schedule B

                          Rebate Program Guidelines

Rebate Program Overview

Programs	The July/December, 1994, Rebate period offers two
rebate programs. Rebate percentages available are listed in the table below. Details on each program are also included in this document.

		                           Maximum Percentage        	Outlined on
	         Rebate Incentive       	Available               	Page(s)
	         ---------- Program      	-----%	                 B-2/B-3
	         ---------- Program      	-----%                 	B-4
	         Total	                   -----%

Rebate		      Rebates will be paid in the form of Microsoft purchase credits
Calculations		------- days after the end of each quarter rebate period
and Payments	 (i.e. ----- for July/September 1994 quarter).  Rebates are
              calculated by multiplying the achieved rebate
              percentage by the total ----------- for the rebate
              period.  Note: ---------------------------------------

Compliance		  Provided that Egghead is compliant with all of the compliance
Rebate		      requirements, the compliance rebate will be paid in the form of
Payment	      a	purchase credit for use toward Microsoft products each -----
              to Egghead on the -------------------------------.

              Any issues surrounding rebates should be sent in writing to Kristin Weeber, Rebate Specialist, no later than 30 days following receipt of rebate payment. If such written notice is not provided within thirty (30) days, Egghead shall have no further right to dispute rebate payment.

Compliance Rebate Program

Program		    The objective of the Compliance Rebate Program is to incent
Objectives		 Egghead to be compliant with Microsoft contractual requirements for payments, Street Dates, and reporting.

Non-			      Failure to be compliant with any or all of the current compliance
compliance	 	will result in the -----------------------------------.

1.Microsoft 	At all times during the Rebate Period, a minimum of -----------
Payment		    percent (-----%) of Egghead's total dollar amount due to MS shall
Requirements	be ----- (net ----- days).

2.Microsoft		Street Date Program requirements are as outlined in Section 5.4
Street Date		of the Addendum.
Requirements

3.Microsoft		All reports outlined below must be Timely, Accurate and
Reporting		  Complete.  For purposes of this Schedule B, "Timely" is defined
Requirements	as MS receipt of reporting by the due date and time indicated,
             "Accurate" is defined as the correct population of all reporting fields, and "Complete" is defined as the population of all required reporting fields.

             FAST TRACK REPORTING

             Fast Track Reporting is defined as a weekly report via Electronic Data Interchange format ("EDI") of weekly
             --------------------. Egghead must report sales from --------------------------. Egghead must make the EDI reports available to MS' EDI mailbox each Monday by 8:00am (Pacific time). These reports shall cover the seven-day period ending the prior Friday night

             Reporting Requirements

            	Each unit of single license Full Package Product should be
             reported as one unit. This applies for both Microsoft products and for competitive products. Any single Microsoft product that includes multiple licenses should be reported as one unit. Microsoft will then convert the quantity of multiple license units sold to the number of licenses they represent. Examples of these products include MMLP 20 Pack, MMLP 100 Pack, and
             AED 10 Pack. Each competitive multiple license product should be reported as the number of licenses represented. All volume licensing agreements (such as MOLP, MVLP, and MELP) should be reported as one unit for each license sold.

             Example: If Egghead sold a quantity of five units of a Microsoft 20 user MMLP, Egghead would report a quantity of five units of that SKU. However, if Egghead sold a quantity of five units of a competitor's 20 user MMLP, Egghead would report a quantity of 100 licenses.

3. Microsoft
Reporting		  ------------------------- REPORTING
Requirements
             The following table outlines the --------------- product categories for EDI reporting. In addition, the table also specifies the Microsoft products and the competitive products that will be included in the aggregated ---------------- reporting for the Fast Track Rebate Program:

	            Category	         Microsoft product	   Competitive Products

            	Windows word 	    Word for Windows*	   ------------------
            	processors	                           	------------------

            	Windows           	Microsoft* Excel    ------------------
            	spreadsheets	      for Windows*        ------------------

            	Windows bundles   	Office for Windows*	------------------

            	Windows Databases 	Microsoft Access*  	------------------
                             			for Windows*	       ------------------
	                              	FoxPro* for Windows*	------------------

            	Mail Servers	      Microsoft* Mail     	------------------
			                                                  ------------------

           	Network Operating	  WindowsNT* Advanced 	------------------
           	Systems	            Server              	------------------
                              		LAN Manager         	------------------
                                                  			------------------

           Accounts are required to report -------- (CTIA type "32") units and ------------------ for each Microsoft SKU, but are required only to report total license count for --------------------- (CTIA type "32") for each category. All SKUs for these titles should be counted, including full packaged product, upgrades, multiple license packs, education, and government SKUs.

           Example: If Egghead sold-through 50 units of --------------------- for Windows in one week, then Egghead would report a total of 70 units sell-through of ------------------ products in the Windows Spreadsheet category.

           ---------------------- REPORTING

          Egghead must submit ----- or ----- reporting by the 10th of each month for the prior month in the format outlined in Schedule D. Reporting shall be transmitted in electronic format and sent via modem to 1-800-831-6316, or on tape or diskette to MS at the following address:

         Microsoft Corporation
         Reseller Reporting Group
         One Microsoft Way
         Redmond, WA 98052

         Should Egghead provide on a compliant basis for three (3) consecutive months both monthly ----- and ----- reporting, and weekly Fast Track Reporting, MS may at its sole discretion grant a written waiver of Egghead monthly ----- and ----- Reporting requirements.

Total Sales-out Rebate Program

Program	  	  The objective of the Total Sales-out Rebate Program is to
Objective	  	increase sales of Microsoft products.

Rebate		     The total possible rebate percentage achievable for Total Sales-
Percentages		out Rebate Program is -----% of Qualified ------------- for
             July/December 1994.

Goal	      		The program goals are based upon the following:
Definitions		-------------------------------------- of Microsoft products.
             Microsoft's -------------------------------------.
 	           Egghead's --------------------------------------.

Rebate		     Egghead's Total Sales-out Rebate Program goals are as follows:
Goals			     July - September, 1994: $----------
	            October - December, 1994: $----------

- -----------		Microsoft Product ----- is defined as those Microsoft product
Definitions/	units ---------------- Egghead outlet locations.  Egghead's full
Measurement		packaged product, MOLP, and upgrade ----------- units will be measured from the --------- reported by Egghead to Microsoft
             Revenue from licensing sales is captured and generated by
             Microsoft's financial systems and included in total sales-out used to measure product sales-out rebate performance.

             License revenue (Select and Microsoft Maintenance) credit is granted as Microsoft recognizes the revenue. This occurs when Microsoft has received the customer's license reporting. Following receipt of reporting, Microsoft bills the customer/ reseller and simultaneously recognizes the revenue.

Program		    Egghead must achieve -----% of the Microsoft dollar -----------
Requirements	goal in order to receive their entire ------------ rebate for
             July/December 1994.  If Egghead achieves greater than -----% of their ------------ goal, Egghead will receive the exact achieved percentage of the sales-out rebate goal.  If Egghead achieves less than -----% of their rebate goal, they will not receive any portion of the -------------- rebate.  The purpose of this scale is to offer an incentive for accounts to meet a portion of their goal in the event they cannot achieve the full Microsoft ---------
             goal.

             Example: If Egghead has a quarterly -------------- goal ---------- and Egghead sells -----------over the quarter period, Egghead will receive ---% of the eligible -----% -------- rebate percentage, or -----%.